Lehman Brothers Inc., acting as Agent

Lehman Brothers OTC Derivatives Inc., acting as Principal
Attention: Transaction Management Group
Telephone: (212) 526-9986

Facsimile: (646) 885-9546

November 15, 2006

Core Laboratories LP
6316 Windfern Road
Houston, Texas 77040

Attn: General Counsel

Telephone: (713) 328-2673

Facsimile: (713) 328-2152

Re: Convertible Senior Note Hedge Transaction Amendment

This letter agreement (the "Amendment") amends the terms and conditions of the Transaction (the "Transaction") entered into between Lehman Brothers OTC Derivatives Inc. ("Dealer") represented by Lehman Brothers Inc. ("Agent") as its agent, and Core Laboratories LP ("Counterparty"), pursuant to a letter agreement dated October 31, 2006 (the "Confirmation") pursuant to which Counterparty purchased from Dealer a Number of Options equal to 250,000 in connection with the issuance by Counterparty of USD 250,000,000 principal amount of 0.25% Senior Exchangeable Notes due 2011 (the "Initial Convertible Notes"). This Amendment is being entered into in connection with the issuance by Counterparty of an additional USD 50,000,000 principal amount of 0.25% Senior Exchangeable Notes due 2011 (the "Additional Convertible Notes", and together with the Initial Convertible Notes, the "Convertible Notes") to the initial purchasers of the Convertible Notes.

Upon the effectiveness of this Amendment, all references in the Confirmation to the "Transaction" shall be deemed to be to the Transaction, as amended hereby. Capitalized terms used herein without definition shall have the meanings assigned to them in the Confirmation.

Amendments. In connection with the issuance by Counterparty of the Additional Convertible Notes, the Confirmation is hereby amended as follows:

1. All references to "Convertible Notes" in the Confirmation, as amended hereby, shall be deemed to include the Additional Convertible Notes.

2. The "Number of Options" for the Transaction shall be "300,000" reflecting an increase of 50,000 Options.

3. An additional "Premium" equal to USD 14,375,000 shall be payable by Counterparty to Dealer on November 17, 2006.

4. The "Trade Date" with respect to obligations under this Amendment shall mean November 15, 2006.

5. The "Effective Date" with respect to obligations under this Amendment shall mean November 17, 2006.

Repeated Representations. Each of Dealer and Counterparty hereby repeats their respective representations and warranties set forth in Section 7 of the Confirmation.

Conditionality and Early Unwind. The respective obligations of the parties hereunder shall become final and binding only if the sale by Counterparty to the Initial Purchasers (as such term is defined in the purchase agreement dated as of October 31, 2006 relating to the sale by Counterparty to such Initial Purchasers of the Convertible Notes) of the Additional Convertible Notes is consummated with the Initial Purchasers by the close of business in New York on November 17, 2006.

No Additional Amendments or Waivers. Except as amended hereby, all the terms of the Transaction and provisions in the Confirmation shall remain and continue in full force and effect and are hereby confirmed in all respects.

Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

Governing Law. The provisions of this Amendment shall be governed by the New York law (without reference to choice of law doctrine).

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Amendment and returning it in the manner indicated in the attached cover letter.

    Yours faithfully,

    Lehman Brothers OTC Derivatives Inc.

                                                                                                                                                                                By:

                Name:

    Title:

Agreed and Accepted By:

Core Laboratories N.V.

By:  Core Laboratories LLC,

        its general partner

By:

Name: John Denson
Title: Vice President